Exhibit 99.1

CBIZ BOARD APPOINTS RODNEY A. YOUNG AS INDEPENDENT DIRECTOR

CLEVELAND (February 9, 2023) – CBIZ, Inc. (NYSE: CBZ) (“the Company”), a leading national provider of financial, insurance and advisory services, today announced the appointment of Rodney A. Young as independent director to the Company’s Board of Directors, effective February 6, 2023.

Mr. Young is currently the Chief Executive Officer of Delta Dental of Minnesota, one of the nation’s largest oral health insurance companies. Mr. Young has held this role since 2012. Prior to joining Delta Dental of Minnesota, Mr. Young was the Chief Executive Officer and President of Angeion Corporation (now MGC Diagnostics Corporation), a public medical technology cardio-pulmonary diagnostic and consumer health management company. Mr. Young also previously held the Chair for the Board of Directors, Director, Chief Executive Officer and President roles for LecTec Corporation, a public disposable medical products and over-the-counter pharmaceuticals company.

Mr. Young is active in both the business and non-profit communities in Minnesota and the Greater Twin Cities region. He currently serves as a Board Director and the Diversity, Equity and Inclusion Committee Chair of the Minnesota Business Partnership. He also received The Sanneh Foundation’s Business Honoree Award in 2019 in recognition of his business leadership and community impact.

Jerry Grisko, President and CEO of CBIZ, said, “We are pleased to welcome Rodney Young to the CBIZ Board of Directors. Mr. Young brings a wealth of knowledge and expertise to the Board including a deep understanding of the insurance industry and governance best practices given his prior experience on four public company boards. Mr. Young is a recognized business and community leader, and I am confident that he will be an invaluable contributor to CBIZ at a time of exciting growth for our Company.”

Mr. Young holds a Bachelor of Science degree in Business Administration from Truman State University in Missouri and has completed additional business studies at Lewis University in Illinois.

About CBIZ

CBIZ, Inc. is a leading provider of financial, insurance and advisory services to businesses throughout the United States. Financial services include accounting, tax, government health care consulting, transaction advisory, risk advisory, and valuation services. Insurance services include employee benefits consulting, retirement plan consulting, property and casualty insurance, payroll, and human capital consulting. With more than 120 offices in 32 states, CBIZ is one of the largest accounting and insurance brokerage providers in the U.S. For more information, visit www.cbiz.com.